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             AMAZON.COM ANNOUNCES TWO-FOR-ONE SPLIT OF COMMON SHARES

        Seattle, WA -- ( April 27, 1998 ) -- Amazon.com, Inc. (NASDAQ: AMZN), today announced that its Board of Directors approved a 2-for-1 split of its common shares. Shareholders will receive one additional share for every share held on the record date of May 20, 1998. The additional shares will be mailed or delivered on or about June 1, 1998, by the company's transfer agent, ChaseMellon Shareholder Services.

        Amazon.com, Inc., Earth's Biggest Bookstore, is the largest online retailer of books. Amazon.com offers a catalog of more than 3 million book, music, and other titles, plus easy-to-use search and browse features, e-mail services, personalized shopping services, secure Web-based credit card payment, and direct shipping to customers. Amazon.com has virtually unlimited online shelf space and offers customers a vast selection through an efficient search-and-retrieval interface, as well as streamlined ordering through 1-Click(SM) technology. Amazon.com pioneered the concept of syndicated selling on the Internet and has more than 40,000 members in its Associates Program including AOL.com, Yahoo!, Netscape, Excite, the AltaVista Search Service, the @Home Network, the Prodigy Shopping Network, and iVillage.

        This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, Amazon.com's limited operating history, the unpredictability of its future revenues, and risks associated with capacity constraints, management of growth, and new business opportunities. More information about factors that potentially could affect Amazon.com's financial results is included in the company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

        Amazon.com, Earth's Biggest Bookstore, and 1-Click are service marks of Amazon.com, Inc. All other names are trademarks of their respective owners.

Contact: Amazon.com
Russell Grandinetti                     Kay Dangaard
Manager, Investor Relations             Director, Media Relations
Telephone: (206) 694-2171               Telephone: (206) 694-2078
E-mail: ir@amazon.com                   E-mail: dangaard@amazon.com